APPENDIX B

CUSTODY AGREEMENT
Updated: March 14, 2019

The following open-end management investment companies (“Funds”) are hereby made parties to the Custody Agreement dated September 9, 2011, with UMB Bank, n.a. (“Custodian”) and Starboard Investment Trust, and agree to be bound by all the terms and conditions contained in said Agreement:

1.	Alpha Risk Tactical Rotation Fund	10.	Matisse Discounted Closed-End Fund Strategy
2.	Arin Large Cap Theta Fund	11.	Matisse Discounted Bond CEF Strategy
3.	Cavalier Adaptive Income Fund	12.	Method Smart Beta U.S. Sector Plus Fund
4.	Cavalier Fundamental Growth Fund	13.	Method Smart Beta Explorer Allocation Plus Fund
5.	Cavalier Growth Opportunities Fund	14.	QCI Balanced Fund
6.	Cavalier Hedged High Income Fund	15.	Roumell Opportunistic Value Fund
7.	Cavalier Tactical Economic Fund	16.	Sirius S&P Strategic Large-Cap Allocation Fund
8.	Cavalier Tactical Rotation Fund	17.	Sector Rotation Fund
9.	Crow Point Small-Cap Growth Fund

STARBOARD INVESTMENT TRUST
By: /s/ Katherine M. Honey
Name: Katherine M. Honey
Title: President
Date: March 14, 2019

UMB BANK, N.A.
By: /s/ Peter Bergman
Name: Peter Bergman
Title: Vice-President
Date: 04/30/2019

THE NOTTINGHAM COMPANY Solely In Its Role As Payor Per Section 11
By: /s/ Katherine M. Honey
Name: Katherine M. Honey
Title: Vice President
Date: March 14, 2019